Exhibit 99.1

358 South Main Street Burlington, NC 27215 Telephone: (336) 584-5171	FOR IMMEDIATE RELEASE Contact: Pattie Kushner (media) - 336-436-8263 Media@labcorp.com Scott Frommer (investors) - 336-436-5076 Investor@labcorp.com

LabCorp Promotes Executive Gary Huff to CEO of LabCorp Diagnostics,

One of the Company’s Two Primary Business Segments

BURLINGTON, N.C. – March 29, 2017 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH), a leading global life sciences company, today announced that Gary Huff is being promoted to CEO of LabCorp Diagnostics, one of the company’s two primary business segments, effective immediately.

“Gary is a seasoned executive and a strategic thinker who is steeped in LabCorp’s values and ideals,” said David P. King, chairman and CEO of LabCorp. “Having been instrumental in shaping our strategic approach to providing healthcare systems and delivery networks with a growing portfolio of comprehensive solutions, Gary is well positioned to guide the Diagnostics business forward in a rapidly changing healthcare environment.”

LabCorp reports its business in two primary segments, LabCorp Diagnostics and Covance Drug Development. Huff now takes the helm as CEO of LabCorp Diagnostics, one of the largest clinical laboratories in the world by revenue. With over 36,000 employees, LabCorp Diagnostics processes tests on approximately 500,000 patient specimens daily and has clinical laboratory locations throughout the U.S. and other countries, including Canada and the U.K.

Huff, who most recently served as head of LabCorp Diagnostics’ Hospitals and Health Systems group, will be a member of the LabCorp executive committee and will report to King.

“Coming home to LabCorp last year and now leading Diagnostics is a natural extension of what I’ve done in healthcare over the past 24 years – lead healthcare organizations on a strategically driven growth path,” Huff said. “We will do that through continued investments in innovation, quality and service, along with leveraging opportunities with Covance in clinical trials and drug development. I am honored to join a highly accomplished leadership team that is deeply committed to improving health and improving lives around the world.”

Huff began his career at LabCorp, demonstrating his leadership abilities across numerous areas of the business and holding multiple positions of increasing responsibility. These roles included, among others, serving as executive director of business development; vice president of national sales operations; and senior vice president of national toxicology testing (now called Occupational Testing Services), where he further distinguished himself by developing numerous innovative customer solutions, leading to his promotion to senior vice president of the North Atlantic Division. Huff rejoined LabCorp in 2016 as senior vice president of LabCorp Diagnostics’ Hospitals and Health Systems group after having served as president, CEO and chief operating officer of other laboratory-focused companies. Huff holds a master’s degree in organizational management and a bachelor’s degree in general studies/psychology.

“LabCorp Diagnostics’ customers and employees will be in great hands under Gary’s stewardship,” added King.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to provide better care. In 2016, LabCorp reported net revenues of nearly $9.5 billion through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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